Exhibit 3.1

ARTICLES OF INCORPORATION OF
FIRST NATIONAL LINCOLN CORPORATION

FIRST:
The name of the corporation is First National Lincoln Corporation and it is located in Maine, at Damariscotta, Maine 04543.

SECOND:
The name of the Clerk, who must be a Maine resident, and the address of its registered office shall be:

Charles A. Wootton
P.O. Box 940
Damariscotta, ME 04543-0940

THIRD:
The number of directors constituting the initial board of directors is 12.

FOURTH:
The board of directors is authorized to increase or decrease the number of directors. The minimum number shall be 5 directors, and the maximum number shall be 25 directors.

FIFTH:
There shall be only one class of shares, which shall be denominated common stock, of which there are 18,000,000 shares authorized, each having a par value of $.01.

SUMMARY
The aggregate par value of all authorized shares (of all classes) having a par value is $180,000.

SIXTH:
Meetings of the shareholders may not be held outside the State of Maine.

SEVENTH:
There are no preemptive rights.

EIGHTH:
(a) In addition to any affirmative vote required by law, these Articles of Incorporation, the Bylaws of the corporation or otherwise, except as otherwise expressly provided in Paragraph (b) of this Article EIGHTH, the corporation shall not engage, directly or indirectly, in any Business Combination (as hereinafter defined) with an Interested Stockholder (as hereinafter defined) without the affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all outstanding shares of stock entitled to vote. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage vote may be specified by law or otherwise. Except as otherwise provided in Paragraph (b) of this Article EIGHTH: (i) the notice of any stockholders' meeting at which a Business Combination with an Interested Stockholder is to be considered shall be accompanied by proxy materials complying with the requirements of the Securities Exchange Act of 1934 (or successor statute) fully disclosing the nature of the proposed Business Combination; and (ii) neither the corporation nor any subsidiary shall engage in any Business Combination with an Interested Stockholder unless, in connection with such Business Combination (A) each stockholder of the corporation is offered, by the Interested Stockholder, cash or other consideration for each share of the corporation's Common Stock owned by such stockholder the fair market value of which is not less than the highest price per share paid by such Interested Stockholder in acquiring any of its holdings of the Common Stock of this corporation, and (B) no stockholder of this corporation will receive consideration in any form or proportion different from that received by any other stockholder of this corporation in connection with such Business Combination.

(b) The provisions of Paragraph (a) of this Article EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law, the Articles of Incorporation, the Bylaws of the corporation, or otherwise, if such Business Combination shall have been approved by a majority (whether such approval is made prior to or subsequent to the acquisition of beneficial ownership of Common Stock that caused the Interested Stockholder to become an Interested Stockholder) of the Continuing Directors (as hereinafter defined).

(c)  For the purpose of this Article EIGHTH:

(i)  The term "Business Combination" shall mean:

(A) any merger or consolidation of this corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; or

(B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) between the corporation or any Subsidiary and any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets or securities of the corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder the value of which would constitute, immediately prior to such transaction, a Substantial Part (as hereinafter defined) of the assets of the corporation; or

(C) the adoption of any plan or proposal for the liquidation or dissolution of, or similar transaction involving, the corporation or any Subsidiary proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder; or

(D) any issuance or reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Common Stock, or any securities convertible into Common Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

(E) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (A) to (D).

(ii) The term "person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Common Stock.

(iii) The term "Interested Stockholder" shall mean any person (other than the corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (A) is the beneficial owner of Common Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Common Stock; or (B) is an Affiliate or Associate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Common Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Common Stock

(iv) A person shall be a "beneficial owner" of any Common Stock (A) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly, (B) which such person or any of its Affiliates or Associates has, directly or indirectly, (1) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding (other than pursuant to proxies solicited by or on behalf of the Board of Directors) or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or
(C) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to Subparagraph (iii) of this Paragraph (c), the number of shares of Common Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of Subparagraph (iv) of this Paragraph (c), but shall not include any other shares of Common Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(v) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Act"), as in effect on January 1,1996 (the term "registrant" in Rule 12b-2 meaning in this case the corporation).

(vi) The term "Subsidiary" means any corporation of which a majority of any class of equity security is beneficially owned by the corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Subparagraph (iii) of this Paragraph (c), the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the corporation.

(vii) The term "Continuing Director" means any member of the Board of Directors, while such person is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director, while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

(viii) The term "Substantial Part" means assets having an aggregate Fair Market Value (as hereinafter defined) in excess of five percent (5%) of the book value of the total consolidated assets of the corporation and its Subsidiaries as of the end of the corporation's most recent fiscal year ending prior to the time the stockholders of the corporation would be required to approve or authorize the Business Combination involving assets constituting any such Substantial Part.

(ix) The term "Fair Market Value" means (A) in the case of cash, the amount of such cash; (B) in the case of stock, the highest closing sale price, during the 30-day period immediately preceding the date in question, of a share of such stock on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock, during the 30-day period preceding the date in question, on the National Association of Securities Dealers, Inc. Automated Quotation System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (C) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

(x)  The term "Control Transaction" shall mean:

(A) any merger or consolidation of this corporation or any Subsidiary as a result of which (i) this corporation no longer is the beneficial owner of a majority of the outstanding shares of common stock of such Subsidiary, or (ii) the stockholders of this corporation immediately preceding such merger or consolidation are not, collectively, the beneficial owners (in proportion to their respective beneficial ownership of Common Stock immediately preceding such merger or consolidation (excluding only the effect of the exercise of statutory dissenters' rights or the payment of cash in lieu of fractional shares)) of at least sixty percent (60%) of the outstanding shares of common stock of the surviving corporation immediately following the consummation of such merger or consolidation; or

(B) any sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of this corporation or any Subsidiary; or

(C) the adoption of any plan or proposal for the liquidation or dissolution of, or similar transaction involving, the corporation or any Subsidiary; or

(D) the issuance to any person, in one transaction or a series of transactions, of common stock, or securities convertible into common stock, of the corporation or any Subsidiary as a result of which such person would be (or would, if then converted, become) the beneficial owner of twenty-five percent (25%) or more of the outstanding common stock of the corporation or any Subsidiary, or

(E) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (A) to (D).

(d) The Board of Directors shall have the power and duty to determine for the purposes of this Article EIGHTH, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder,
(B) the number of shares of Common Stock or other securities beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another and
(D) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by this corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value in excess of the amount set forth in Subparagraph
(ix)(B) of Paragraph (c) of this Article EIGHTH, or whether the assets that are the subject of any possible Control Transaction constitute all or substantially all of the assets of the corporation or any Subsidiary. Any such determination made in good faith shall be binding and conclusive on all parties.

(e) Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

(f) In addition to any affirmative vote required by law, these Articles of Incorporation, the bylaws of the corporation or otherwise, except as otherwise expressly provided in this Paragraph (f), the corporation shall not engage, directly or indirectly, in any Control Transaction (as defined in Paragraph (c) of this Article EIGHTH) without the approval of at least a majority of the directors of the corporation and the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of all outstanding shares of stock entitled to vote. Such approval and affirmative vote shall be required notwithstanding the fact that no vote or approval may be required, or that a lesser percentage vote or approval may be specified by law or otherwise.

(g) Notwithstanding any other provisions of the Articles of Incorporation or the Bylaws of the corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, the Articles of Incorporation or the Bylaws of the corporation), the affirmative vote of the holders of not less than (i) eighty percent (80%) of the votes entitled to be cast by the holders of all outstanding shares of Common Stock shall be required to amend or repeal, or adopt any provisions inconsistent with Paragraphs (a) through (e) of this Article EIGHTH and (ii) sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of all outstanding shares of Common Stock shall be required to amend or repeal, or adopt any provisions inconsistent with Paragraph (f) of this Article EIGHTH; provided, however, that, with respect to Paragraphs (a) through (e) of this Article EIGHTH such special voting requirements shall not apply to, and such special votes shall not be required for, any amendment, repeal or adoption recommended by the Board if a majority of the Directors then in office are persons who would be eligible to serve as Continuing Directors.